Exhibit 10.30

Time Warner Inc. 2013 Stock Incentive Plan

PSU Agreement, Version Bewkes 2 (13PUBEW2)

For Use from February 2015

Performance Stock Units Agreement

General Terms and Conditions

WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the performance stock units (the “PSUs”) provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.	Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

a)	“Adjusted EPS” means the Diluted Net Income per Common Share attributable to the Company’s common shareholders excluding noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets, liabilities and investments; external costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and amounts attributable to businesses classified as discontinued operations, as well as the impact of taxes and noncontrolling interests on the above items. Adjusted EPS shall have such further adjustments as the Committee deems appropriate in its sole discretion to exclude the effects of extraordinary, unusual or nonrecurring items and to reflect other factors that the Committee deems appropriate. Adjusted EPS is measured over a designated period, generally the Measurement Period.

b)	“Budgeted Adjusted EPS” means the amount of Adjusted EPS with respect to a fiscal year and included in the budget and long range plan approved by the Board for the year in which the Target Adjusted EPS is established by the Committee with respect to an award of PSUs.

c)	“Cause” means “Cause” as defined in the Employment Agreement.

d)	“Competitive Activity” means business activities within the lines of business of the Company, including without limitation, the following:

(i)	The operation of domestic and international networks and premium pay television services (including the production, provision and/or delivery of programming to cable system operators, satellite distribution services, telephone companies, Internet Protocol Television systems, mobile operators, broadband and other distribution platforms and outlets) and websites and digital applications associated with such networks and pay television services;

(ii)	The sale, licensing and/or distribution of content on DVD and Blu-ray discs, video on demand, electronic sell-through, applications for mobile devices, the Internet or other digital services; and

(iii)	The production, distribution and licensing of motion pictures and other entertainment assets, television programming, animation, interactive games (whether distributed in physical form or digitally) and other video products and the operation of websites and digital applications associated with the foregoing.

e)	“Competitive Entity” means “Competitive Entity” as defined in an employment agreement between the Company or any of its Affiliates and the Participant or, if not defined therein, “Competitive Entity” means a business (whether conducted through an entity or by individuals including the Participant in self-employment) that is engaged in any business that competes, directly or indirectly through any parent, subsidiary, affiliate, joint venture, partnership or otherwise, with (x) any of the business activities carried on by the Company in any geographic location where the Company conducts business (including without limitation a Competitive Activity as defined herein), (y) any business activities being planned by the Company or in the process of development at the time of the termination of the Participant’s Employment (as evidenced by written proposals, market research, RFPs and similar materials) or (z) any business activity that the Company has covenanted, in writing, not to compete with in connection with the disposition of such a business.

f)	“Disability” means “Disability” as defined in an employment agreement between the Company or any of its Affiliates and the Participant or, if not defined therein or if there shall be no such agreement, “disability” of the Participant shall have the meaning ascribed to such term in the Company’s long-term disability plan or policy, as in effect from time to time.

g)	“Division Change in Control” means (i) a transfer by the Company or any Affiliate of the Participant’s Employment to a corporation, company or other entity whose financial results are not consolidated with those of the Company or (ii) a change in the ownership structure of the Affiliate with which the Participant has Employment such that the Affiliate’s financial results are no longer consolidated with those of the Company.

h)	“Employment Agreement” means the Amended and Restated Employment Agreement dated November 20, 2012 between the Participant and the Company, as such employment agreement may be amended, superseded or replaced.

i)	“Measurement Period” means the three-year period ending on the December 31 prior to the regularly scheduled Vesting Date.

j)	“Notice of Grant of Performance Stock Units” means (i) the Notice of Grant of Performance Stock Units that accompanies this Agreement, if this Agreement is delivered to the Participant in “hard copy,” and (ii) the screen of the website for the stock plan administration with the heading “Vesting Schedule and Details,” which contains the details of the grant governed by this Agreement, if this Agreement is delivered electronically to the Participant.

k)	“Participant” means an individual to whom PSUs have been awarded pursuant to the Plan and shall have the same meaning as may be assigned to the terms “Holder” or “Participant” in the Plan.

l)	“Performance Level” means the level of performance achieved by the Company during a measurement period (generally, the Measurement Period) based on the Adjusted EPS achieved as compared to the Target Adjusted EPS and the TSR Percentile for such period, which is used to determine the percentage of Target PSUs that will vest, as set forth in paragraph 4.

m)	“Performance Period” means the year with respect to which the Section 162(m) Performance Target is set by the Committee.

n)	“Plan” means the equity plan maintained by the Company that is specified in the Notice of Grant of Performance Stock Units, which has been provided to the Participant separately and which accompanies and forms a part of this Agreement, as such plan may be amended, supplemented or modified from time to time.

o)

“Prohibited Action” means (x) rendering any services to, managing, operating, controlling, or acting in any capacity (whether as a principal, partner, director, officer, member, agent, employee, consultant, owner, independent contractor or otherwise and whether or not for compensation) for, any person or entity that is a Competitive Entity, or (y) acquiring any interest of any type in any Competitive Entity, including without limitation as an owner, holder or beneficiary of any stock, stock options or other equity interest (except as permitted by the next sentence). The following items shall not be considered a “Prohibited Action:” acquiring solely as an investment and through market purchases (i) securities of any Competitive Entity that are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) and that are publicly traded, so the Participant or any entity under the Participant’s control are not part of any control group of such Competitive Entity and such securities, including converted or convertible securities, do not constitute more than one percent (1%) of the outstanding voting power of that entity and (ii) securities of any

Competitive Entity that are not registered under Section 12(b) or 12(g) of the Exchange Act and are not publicly traded, so long as the Participant or any entity under the Participant’s control is not part of any control group of such Competitive Entity and such securities, including converted securities, do not constitute more than three percent (3%) of the outstanding voting power of that entity, provided that in each case the Participant has no active participation in the business of such entity.

p)	“Retirement” means a termination of employment by the Participant (i) following the attainment of age 55 with ten (10) or more years of service as an employee or a director with the Company or any Affiliate or (ii) pursuant to a retirement plan or early retirement program of the Company or any Affiliate.

q)	“Section 162(m) Performance Target” means the specific written objective goal or goals based on the criteria set forth in Section 9(b) of the Plan and that are timely approved by the Committee pursuant to Section 9(b) of the Plan for the Participant for the applicable Performance Period.

r)	“Shares” means shares of Common Stock of the Company.

s)	“Target Adjusted EPS” means the cumulative amount of Adjusted EPS for the Measurement Period established by the Committee at the time it approves the grant of PSUs, together with a range of amounts of cumulative Adjusted EPS above and below the Target Adjusted EPS that correlate to percentages of the target PSUs that range from 0% to 200% of such target PSUs.

t)	“Total Shareholder Return” or “TSR” means a company’s total shareholder return, calculated based on stock price appreciation during a specified period plus the value of dividends paid on such stock during the period (which shall be deemed to have been reinvested in the underlying company’s stock effective the “ex-dividend” date based on the closing price for such company for purposes of measuring TSR).

u)	“TSR Percentile” means the percentile rank of the TSR for the Shares during a specified period (generally the Measurement Period) relative to the TSR for each of the companies in the S&P 500 Index (the “Index”) at the beginning and throughout such period; provided, however, that for purposes of measuring the TSR Percentile, (i) the Index shall be deemed to include companies that were removed from the S&P 500 Index during the period but that continued during the entire period to have their shares listed on at least one of the NYSE, NASDAQ, American Stock Exchange, Boston Stock Exchange, Chicago Stock Exchange, National Stock Exchange (formerly Cincinnati Stock Exchange), NYSE Arca (formerly known as the Pacific Stock Exchange) or Philadelphia Stock Exchange; and (ii) the beginning and ending TSR values shall be calculated based on the average of the closing prices of the applicable company’s stock on the composite tape for the 30 trading days prior to and including the beginning or ending date, as applicable, of the period.

v)	“Vesting Date” means the vesting date set forth in the Notice of Grant of Performance Stock Units.

2.	Grant of Performance Stock Units. The Company hereby grants to the Participant (the “Award”), on the terms and conditions hereinafter set forth, the target number of PSUs (the “Target PSUs”) set forth in the Notice. Each PSU represents the unfunded, unsecured right of the Participant to receive a Share on the date(s) specified herein, subject to achievement of the relevant performance criteria. The Target PSUs represent the number of PSUs that will vest on the Vesting Date if the Company achieves (a) the Section 162(m) Performance Target and (b) the “Target” Performance Level for the Measurement Period, and the Participant remains in Employment through the Vesting Date. PSUs do not constitute issued and outstanding shares of Common Stock for any corporate purposes and do not confer on the Participant any right to vote on matters that are submitted to a vote of holders of Shares.

3.	Dividend Equivalents and Retained Distributions. If on any date while PSUs are outstanding hereunder the Company shall pay any regular cash dividend on the Shares, the Participant shall not be entitled to receive the amount of cash equal to the dividend paid on a Share as a dividend equivalent payment (the “Dividend Equivalents”) at the time the regular cash dividend is paid to holders of Shares. If on any date while PSUs are outstanding hereunder the Company shall pay any dividend (including a regular cash dividend) or make any other distribution on the Shares, then, the Participant shall be credited with a bookkeeping entry equivalent to such dividend or distribution for each Target PSU held by the Participant on the record date for such dividend or distribution, but the Company shall retain custody of all such dividends and distributions (the “Retained Distributions”) unless the Board has in its sole discretion (and in a manner consistent with Section 19 of the Plan) determined that an amount equivalent to such dividend other than a regular cash dividend or distribution shall be paid currently to the Participant; provided, however, that if the Retained Distribution relates to a dividend paid in Shares, the Participant shall receive an additional amount of PSUs (i.e., by increasing the number of Target PSUs) equal to the product of (I) the aggregate number of Target PSUs held by the Participant pursuant to this Agreement through the related dividend record date, multiplied by (II) the number of Shares (including any fraction thereof) payable as a dividend on a Share. Retained Distributions will not bear interest and will be subject to the same restrictions as the PSUs to which they relate. Retained Distributions will be paid only with respect to the number of Shares that vest pursuant to paragraphs 4, 5 or 6 and will be paid in cash at the same time that Shares are issued to the Participant pursuant to paragraphs 4, 5 or 6, applicable. Notwithstanding anything else contained in this paragraph 3, no payment of Retained Distributions shall occur before the first date on which a payment could be made without subjecting the Participant to tax under the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

4.	Vesting and Delivery of Vested Securities.

a)	Section 162(m) Vesting Requirement. The Award is subject to performance vesting requirements based on the achievement of the Section 162(m) Performance Target for the Performance Period and the certification of achievement of such Section 162(m) Performance Target by the Committee pursuant to Section 9(b) of the Plan. The Section 162(m) Performance Target shall be established by the Committee for the Award no later than 90 days following the beginning of the Performance Period that applies to the Award. If the Section 162(m) Performance Target for the Award is not satisfied, all of the PSUs in the Award and any Retained Distributions will be forfeited immediately, other than in the event of the Participant’s death or a Change in Control or Division Change in Control prior to the end of the Performance Period.

b)	If the Section 162(m) Performance Target for the Award is satisfied as certified by the Committee, then, subject to the terms and provisions of the Plan and this Agreement, on the Vesting Date, the Company shall issue or transfer to the Participant the number of Shares corresponding to the Performance Level achieved during the Measurement Period and the Retained Distributions, if any, relating to such Shares. Except as otherwise provided in paragraphs 5, 6 and 7, the vesting of such PSUs and any Retained Distributions relating thereto shall occur only if the Participant has continued in Employment of the Company or any of its Affiliates on the Vesting Date and has continuously been so employed since the Date of Grant (as defined in the Notice of Grant of Performance Stock Units). The Performance Level achieved shall be determined as described below and approved by the Committee following the conclusion of the Measurement Period, and, as of the Vesting Date, a percentage (between 0% and 200%) of the target number of PSUs shall vest, as follows:

(i)	The Committee shall determine a percentage (between 0% and 200%) of the target number of PSUs based on the cumulative Adjusted EPS of the Company achieved for the Measurement Period compared to the Target Adjusted EPS for the Measurement Period (the “Base Percentage”).

(ii)	The Base Percentage will be multiplied by a factor ranging from 80% to 120%, depending on the Company’s TSR Percentile for the Measurement Period (the “TSR Factor”). If the Company’s TSR Percentile for the Measurement Period is ranked at or below the 25th percentile, the TSR Factor shall be 80%. If the Company’s TSR Percentile for the Measurement Period is ranked at or above the 75th percentile, the TSR Factor shall be 120%. If the Company’s TSR Percentile for the Measurement Period is ranked above the 25th percentile but below the 75th percentile, the TSR Factor shall be a percentage between 80% and 120% determined by linear interpolation, with a TSR Percentile of 50% resulting in a TSR Factor of 100%.

(iii)	The Performance Level achieved and the percentage of the target number of PSUs that shall vest is equal to the Base Percentage multiplied by the TSR Factor, provided that the final percentage shall not be greater than 200%.

c)	PSUs Extinguished. Upon each issuance or transfer of Shares in accordance with this Agreement, a number of PSUs equal to the number of Shares issued or transferred to the Participant shall be extinguished and such number of PSUs will not be considered to be held by the Participant for any purpose.

d)	Final Issuance. Upon the final issuance or transfer of Shares and Retained Distributions, if any, to the Participant pursuant to this Agreement, in lieu of a fractional Share, the Participant shall receive a cash payment equal to the Fair Market Value of such fractional Share.

e)	Section 409A. Notwithstanding anything else contained in this Agreement, no Shares or Retained Distributions shall be issued or transferred to a Participant before the first date on which a payment could be made without subjecting the Participant to tax under the provisions of Section 409A of the Code.

5.	Termination of Employment.

(a)	If the Participant’s Employment with the Company and its Affiliates is terminated by the Participant for any reason other than those described in clauses (b), (c), (d) and (e) below prior to the Vesting Date, then the PSUs covered by the Award and all Retained Distributions relating thereto shall be completely forfeited on the date of any such termination, unless otherwise provided in an employment agreement between the Participant and the Company or an Affiliate.

(b)	If the Participant’s Employment is terminated pursuant to Section 4.2 of the Employment Agreement, then, subject to the Section 162(m) Performance Target being satisfied as certified by the Committee, the Participant shall remain entitled to receive the PSUs that would otherwise vest (if any) on the Vesting Date based on the actual Performance Level achieved for the full Measurement Period, and any Retained Distributions relating thereto, and such PSUs shall become vested, and Shares subject to such PSUs shall be issued or transferred to the Participant on the Vesting Date.

(c)	If the Participant’s Employment terminates as a result of his or her death prior to the end of the Measurement Period, then the Company shall issue or transfer to the Participant’s estate as soon as practicable a pro rata portion of the number of Shares underlying the PSUs determined as follows, plus all related Retained Distributions:

(x)

Multiplying the full number of PSUs covered by the Award that would vest based on the Performance Level that would result from (a) a Base Percentage determined from the sum of (i) the Adjusted EPS achieved for each completed fiscal year from the beginning of the Measurement Period through the date of the Participant’s death plus (ii) the amount of Budgeted Adjusted EPS for each fiscal year in the Measurement Period that was not completed on or before the date of the Participant’s death (provided that, in the case of death prior to the first anniversary of the Date of Grant, the Base Percentage would be 100%); and (b) a TSR Factor based on the Company’s TSR Percentile for the period from the beginning of the Measurement Period through the end of the last fiscal quarter completed on or before the Participant’s death;

(y)	By a fraction, the numerator of which shall be the number of days from the Date of Grant through the date of the Participant’s death, and the denominator of which shall be the number of days from the Date of Grant through the last day of the Measurement Period.

If the product of (x) and (y) results in a fractional share, such fractional share shall be rounded to the next higher whole share.

The PSUs and any Retained Distributions related thereto that do not vest as described above shall be completely forfeited.

(d)	If the Participant terminates Employment due to Disability, then, subject to the Section 162(m) Performance Target being satisfied as certified by the Committee, the Participant shall remain entitled to receive a pro rata portion of the PSUs that would otherwise vest (if any) on the Vesting Date based on the actual Performance Level achieved for the full Measurement Period, and any Retained Distributions relating thereto, and such pro rata portion of the PSUs shall become vested, and Shares subject to such PSUs and any Retained Distributions relating thereto shall be issued or transferred to the Participant on the Vesting Date, determined as follows:

(x)	the number of PSUs covered by the Award that would vest on the Vesting Date (based on the actual Performance Level achieved for the full Measurement Period) multiplied by;

(y)	a fraction, the numerator of which shall be the number of days from the Date of Grant through the date of such termination, and the denominator of which shall be the number of days from the Date of Grant through the last day of the Measurement Period.

If the product of (x) and (y) results in a fractional share, such fractional share shall be rounded to the next higher whole share.

The PSUs and any Retained Distributions related thereto that do not vest as described above shall be completely forfeited following the end of the Measurement Period.

(e)	If the Participant’s Employment is terminated by the Participant due to Retirement, then, subject to the Section 162(m) Performance Target being satisfied as certified by the Committee, the Participant shall receive the number of Shares, and any Retained Distributions related thereto, that would have vested if the Participant’s Employment had continued through the Vesting Date based on the actual Performance Level achieved for the Measurement Period determined in accordance with Section 4 above, and such Shares and Retained Distributions, if any, shall be issued or transferred to the Participant on the Vesting Date. The PSUs and any Retained Distributions related thereto that do not vest as described above shall be completely forfeited. Notwithstanding the foregoing provisions of this Section 5(d), if the Committee determines in its discretion (though subject to the limitations in the following sentence) that the Participant has engaged in a Prohibited Action prior to the end of the Measurement Period, the Participant shall not receive a number of Shares based on the full Measurement Period as described in this Section 5(d) and instead shall receive a pro-rated number of Shares, and any Retained Distributions related thereto, determined as set forth in Section 5(c). If the Participant is a licensed or registered attorney in the State of New York or another U.S. jurisdiction, the non-compete provisions contained in the definition of Prohibited Action shall be interpreted and the Committee’s determination of whether the Participant has engaged in a Prohibited Action shall be made in a manner consistent with, and applied only to the extent permissible under, the applicable rules of professional conduct (such as Rule 5.6 in the State of New York or its equivalent in other jurisdictions).

For purposes of this Section 5, a temporary leave of absence shall not constitute a termination of Employment or a failure to be continuously employed by the Company or any Affiliate regardless of the Participant’s payroll status during such leave of absence if such leave of absence is approved in writing by the Company or any Affiliate. Notice of any such approved leave of absence should be sent to the Company at One Time Warner Center, New York, New York 10019, attention: Director, Global Stock Plans Administration, but such notice shall not be required for the leave of absence to be considered approved.

In the event the Participant’s Employment with the Company or any of its Affiliates is terminated, the Participant shall have no claim against the Company with respect to the PSUs and related Retained Distributions, if any, other than as set forth in this Section 5, the provisions of this Section 5 being the sole remedy of the Participant with respect thereto.

6.	Acceleration of Vesting Date. Subject to Sections 4(d) and 7, in the event a Change in Control or a Division Change in Control occurs prior to the end of the Measurement Period, the PSUs shall immediately vest and the Participant shall receive immediate payment in respect thereof determined as follows:

(x) if the Change in Control or Division Change in Control occurs prior to the end of the Performance Period, the number of Target PSUs shall be the number of PSUs that vest; or

(y) if the Change in Control or Division Change in Control occurs after the end of the Performance Period, but prior to the end of the Measurement Period, the number of PSUs that vest will be determined based on the Performance Level that would result from (a) a Base Percentage determined from the sum of (i) the Adjusted EPS achieved for each completed fiscal year from the beginning of the Measurement Period through the date of the Change in Control or Division Change in Control plus (ii) the amount of Budgeted Adjusted EPS for each fiscal year in the Measurement Period that was not completed on or before the date of the Change in Control or Division Change in Control; and (b) a TSR Factor based on the Company’s TSR Percentile for the period from the beginning of the Measurement Period through the end of the last fiscal quarter completed on or before the Change in Control or Division Change in Control;

(z) plus all related Retained Distributions.

If the amounts of PSUs determined above would result in a fractional share, such fractional share shall be rounded to the next higher whole share.

7.	Limitation on Acceleration.

a)

Notwithstanding any provision to the contrary in the Plan or this Agreement, in the event it is determined by an independent nationally recognized public accounting firm, which is engaged and paid for by the Company prior to the consummation of any transaction constituting a Change in Control (which for purposes of this paragraph 7 shall mean a change in ownership or control as determined in accordance with the regulations promulgated under Section 280G of the Code), which accounting firm shall in no event be the accounting firm for the entity seeking to effectuate the Change in Control (the “Accountant”), which determination shall be certified by the Accountant and set forth in a certificate delivered to the Participant not less than ten (10) business days prior to the Change in Control setting forth in reasonable detail the basis of the Accountant’s calculations (including any assumptions that the Accountant made in performing the calculations), that part or all of the consideration, compensation or benefits to be paid to such Participant under this Agreement constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to such Participant under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds the maximum amount that would not give rise to any liability under Section 4999 of the Code, the amounts constituting “parachute payments” which would otherwise be payable to such Participant or for such Participant’s benefit shall be reduced to the maximum amount that would not give rise to any liability under Section 4999 of the Code (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Accountant determines that without such reduction such Participant would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after-tax basis, that such Participant would be entitled to retain upon receipt of the Reduced Amount. In connection with making determinations under this paragraph 7, the Accountant shall take into account any positions to mitigate any excise taxes payable under Section 4999 of the Code, such as the value of any reasonable compensation for services to be rendered by the Participant before or after the Change in Control, including any amounts payable to such Participant following such Participant’s termination of employment hereunder with respect to any non-competition provisions that may apply to such Participant, and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.

b)	If the determination made pursuant to this paragraph 7 results in a reduction of the payments that would otherwise be paid to the Participant except for the application of this paragraph 7, the Company shall promptly give such Participant notice of such determination. Such reduction in payments shall be first applied to reduce any cash payments that such Participant would otherwise be entitled to receive under this Agreement or otherwise and shall thereafter be applied to reduce other payments and benefits, in each case, in reverse order beginning with the payments or benefits that are to be paid the furthest in time from the date of such determination, unless, to the extent permitted by Section 409A of the Code, such Participant elects to have the reduction in payments applied in a different order; provided that, in no event may such payments be reduced in a manner that would result in subjecting such Participant to additional taxation under Section 409A of the Code.

c)

As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of a determination hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the Participant’s benefit pursuant to this Agreement which should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the Participant’s benefit pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accountant, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Participant which the Accountant believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for such Participant’s benefit shall be repaid by such Participant to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which such Participant is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. In the event that the Accountant, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for such Participant’s benefit together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

d)	In the event of any dispute with the Internal Revenue Service (or other taxing authority) with respect to the application of this paragraph 7, the Participant shall control the issues involved in such dispute and make all final determinations with regard to such issues. The Company shall promptly pay, upon demand by such Participant, all legal fees, court costs, fees of experts and other costs and expenses which such Participant incurs in any actual, threatened or contemplated contest of such Participant’s interpretation of, or determination under, the provisions of this paragraph 7.

8.	Withholding Taxes.

a)	Obligation to Pay Withholding Taxes. The Participant acknowledges and agrees that, regardless of any action the Company or the Participant’s employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (the “Tax-Related Items”), the ultimate liability for all Tax-Related Items legally due by the Participant (i) is and remains the Participant’s responsibility and (ii) may exceed the amount actually withheld by the Company or the Participant’s employer. The Participant further agrees and acknowledges that the Company and the Participant’s employer (x) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Award, the vesting of the PSUs or the subsequent sale of any Shares acquired from vesting of the PSUs, and the receipt of any Dividend Equivalents or Retained Distributions; and (y) do not commit to and are under no obligation to structure the terms of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, the Participant understands and acknowledges that if the Participant has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Company and/or the Participant’s employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Company’s obligation to deliver the Shares subject to the PSUs or to pay any Dividend Equivalents or Retained Distributions shall be subject to payment of all Tax-Related Items by the Participant.

b)

Satisfaction of Company’s Withholding Obligations. At the time any portion of an Award of PSUs, Dividend Equivalent or Retained Distribution relating thereto, becomes taxable to the Participant, he or she will be required to pay to the

Company or the Participant’s employer, as applicable, any Tax-Related Items due as a result of such taxable event. The Company or the Participant’s employer shall have the right to withhold from any payment in respect of PSUs, transfer of Shares acquired at vesting, or payment made to the Participant or to any person hereunder, whether such payment is to be made in cash or in Shares, all Tax-Related Items as shall be required, in the determination of the Company, pursuant to any statute or governmental regulation or ruling. The Participant acknowledges and agrees that the Company or the Participant’s employer, in their sole discretion, may satisfy such withholding obligation by any one or a combination of the following methods:

(i)	by requiring the Participant to deliver a properly executed notice together with irrevocable instructions to a broker approved by the Company to sell a sufficient number of Shares to generate net proceeds (after commission and fees) equal to the amount required to be withheld and promptly deliver such amount to the Company;

(ii)	by requiring or allowing the Participant to pay the amount required to be withheld in cash or by check;

(iii)	by deducting the amount required to be withheld from the Participant’s current compensation or other amounts payable to the Participant;

(iv)	by allowing the Participant to surrender other Shares that (A) in the case of Shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by the Participant for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (B) have a fair market value on the date of surrender equal to the amount required to be withheld;

(v)	by withholding a number of Shares to be issued upon delivery of Shares that have a fair market value equal to the minimum statutory amount required to be withheld;

(vi)	by selling any Shares to the extent required to pay the amount required to be withheld; or

(vii)	by such other means or method as the Committee in its sole discretion and without notice to the Participant deems appropriate.

The Company may satisfy its obligation to withhold the Tax-Related Items on Dividend Equivalents and Retained Distributions payable in cash by withholding a sufficient amount from the payment or by such other means as the Committee in its sole discretion and without notice to the Participant deems appropriate, including withholding from salary or other amounts payable to the Participant, Shares or cash having a value sufficient to satisfy the withholding obligation for Tax-Related Items.

The Company will not issue any Shares to the Participant until the Participant satisfies the withholding obligation for Tax-Related Items. If the withholding obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant shall be deemed to have been issued the full number of Shares subject to the vested PSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.

c)	Compliance with Applicable Laws. The Committee may also require the Participant to acknowledge that he or she shall not sell or transfer Shares except in compliance with all applicable laws, and may apply such other restrictions on the sale or transfer of the Shares as it deems appropriate.

9.	Changes in Capitalization and Government and Other Regulations. The Award shall be subject to all of the terms and provisions as provided in this Agreement and in the Plan, which are incorporated by reference herein and made a part hereof, including, without limitation, the provisions of Section 10 of the Plan (generally relating to adjustments to the number of Shares subject to the Award, upon certain changes in capitalization and certain reorganizations and other transactions).

10.	Forfeiture. A breach of any of the foregoing restrictions or a breach of any of the other restrictions, terms and conditions of the Plan or this Agreement, with respect to any of the PSUs or any Retained Distributions relating thereto, except as waived by the Board or the Committee, will cause a forfeiture of such PSUs and any Retained Distributions relating thereto.

11.	Right of Company to Terminate Employment. Nothing contained in the Plan or this Agreement shall confer on any Participant any right to continue in the employ of the Company or any of its Affiliates and the Company and any such Affiliate shall have the right to terminate the Employment of the Participant at any such time, with or without Cause, notwithstanding the fact that some or all of the PSUs and related Retained Distributions covered by this Agreement may be forfeited as a result of such termination. The granting of the PSUs under this Agreement shall not confer on the Participant any right to any future Awards under the Plan.

12.	Notices. Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to Time Warner Inc., at One Time Warner Center, New York, NY 10019, Attention: Director, Global Stock Plans Administration, and to the Participant at his or her address, as it is shown on the records of the Company or its Affiliate, or in either case to such other address as the Company or the Participant, as the case may be, by notice to the other may designate in writing from time to time.

13.	Interpretation and Amendments. The Board and the Committee (to the extent delegated by the Board) have plenary authority to interpret this Agreement and the Plan,

to prescribe, amend and rescind rules relating thereto and to make all other determinations in connection with the administration of the Plan. The Board or the Committee may from time to time modify or amend this Agreement in accordance with the provisions of the Plan, provided that no such amendment shall adversely affect the rights of the Participant under this Agreement without his or her consent.

14.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon and inure to the benefit of the Participant and his or her legatees, distributees and personal representatives.

15.	Copy of the Plan. By entering into the Agreement, the Participant agrees and acknowledges that he or she has received and read a copy of the Plan.

16.	Governing Law. The Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any choice of law rules thereof which might apply the laws of any other jurisdiction.

17.	Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each party hereto hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any suit, action, or other proceeding arising out of or based upon this Agreement.

18.	Submission to Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the state courts of the State of New York located in the County of New York and the jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement. Each of the parties hereto to the extent permitted by applicable law hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding brought in such courts, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that such suit, action or proceeding in the above-referenced courts is brought in an inconvenient forum, that the venue of such suit, action or proceedings, is improper or that this Agreement may not be enforced in or by such court. Each of the parties hereto hereby consents to service of process by mail at its address to which notices are to be given pursuant to paragraph 12 hereof.

19.

Personal Data. The Company, the Participant’s local employer and the local employer’s parent company or companies may hold, collect, use, process and transfer, in electronic or other form, certain personal information about the Participant for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the following personal information is required for the above named purposes: his/her name, home address and telephone number, office address (including department and employing entity) and telephone number, e-mail address, date of birth, citizenship, country of residence at the time of grant, work location country, system employee ID, employee local ID, employment status (including international status code), supervisor (if applicable), job code, title, salary, bonus target and bonuses paid (if applicable), termination date and reason, tax payer’s identification number, tax equalization code, US Green Card holder status, contract type (single/dual/multi), any shares of stock or directorships held in the Company, details of all grants of PSUs (including number of grants, grant dates, vesting type, vesting dates, and any other information regarding PSUs that have been granted, canceled, vested, or forfeited) with respect to the Participant, estimated tax withholding rate, brokerage account number (if applicable), and brokerage fees (the “Data”). The Participant understands that Data may be collected from the Participant directly or, on Company’s request, from the Participant’s local employer. The Participant understands that Data may be transferred to third parties assisting the Company in the implementation, administration and management of the Plan, including the brokers approved by the Company, the broker selected by the Participant from among such Company-approved brokers (if applicable), tax consultants and the Company’s software providers (the “Data Recipients”). The Participant understands that some of these Data Recipients may be located outside the Participant’s country of residence, and that the Data Recipient’s country may have different data privacy laws and protections than the Participant’s country of residence. The Participant understands that the Data Recipients will receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Participant’s behalf by a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Plan. The Participant understands that Data will be held only as long as necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that Data may also be made available to public authorities as required by law, e.g., to the U.S. government. The Participant understands that the Participant may, at any time, review Data and may provide updated Data or corrections to the Data by written notice to the Company. Except to the extent the collection, use, processing or transfer of Data is required by law, the Participant may object to the collection, use, processing or transfer of Data by contacting the Company in writing. The Participant understands that such objection may affect his/her ability to participate in the Plan. The Participant understands that he/she may contact the Company’s Stock Plan Administration to obtain more information on the consequences of such objection.